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                                                                   EXHIBIT 10.97


NEW MICROELECTRONIC PACKAGING MANAGEMENT TEAM
ANNOUNCES CHANGES IN CORPORATE STRUCTURE

        San Diego, California - July 10, 1997 - Microelectronic Packaging, Inc. ("MPI" or the "Company") (Nasdaq Bulletin Board: MPIX) today announced, effective immediately, the Company is liquidating its MPS Singapore Pte. Ltd. ("MPS") subsidiary that had been manufacturing EPROM, CERDIP and other packages. This course of action has been taken primarily as the result of the combination of a sharp decline in EPROM and CERDIP market demand, resulting losses at MPS, MPI's desire to further decrease its debt obligations and the continuing effects of the March 3, 1997 closure of MPM Singapore Pte. Ltd., another MPI subsidiary.

        KPMG Peat Marwick in Singapore was appointed Receiver and Manager of MPS on July 10, 1997 by the Development Bank of Singapore ("DBS"), MPS's largest creditor. MPI developed and supported the restructure plan. Most of the assets of MPS are being purchased by Micropac Technology Pte. Ltd. ("Micropac") directly from the Receiver and Manager. Restructured MPS operations will continue under Micropac with minimal anticipated disruption to MPS's customers, operations or employees. Micropac is a newly-formed business unit of Innoventure
(S) Pte. Ltd., an Indonesian company, which has partially manufactured the ceramic packages sold by MPS. MPI and Micropac are negotiating a profit sharing agreement in consideration for MPI's assisting Micropac in establishing client/customer linkages and providing technical assistance and training.

        The financial effect of the liquidation of MPS is anticipated to result in a reduction in the Company's indebtedness of approximately $9 million through the sale of certain assets to Micropac and the liquidation of the remaining assets of MPS by the Receiver and Manager. The Company currently expects that DBS will be fully repaid by this process, thus, avoiding the potential of DBS calling on MPI to guarantee MPS's obligations to DBS. There can be no assurance that such debt will be fully paid. All of the employees of MPS have been terminated and it is anticipated that most will be hired by Micropac.
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        MPI's Board of Directors is currently completing the Microelectronic
Packaging America business plan and continues to evaluate the Company's multichip business operations and other opportunities relative to future growth plans. The multichip module demand by the ATE division of Schlumberger continues, and increased deliveries are anticipated as chips purchased from Schlumberger are increasingly available.

        Microelectronic Packaging, Inc. is a leading international semiconductor packaging company with design services, manufacturing and sales capability to support the device packaging and electronic systems interconnection requirements of integrated circuit (IC) and electronic systems manufacturers. At its San Diego, California headquarters manufacturing facility, the company develops, manufactures, markets and sells multichip modules to customers in the IC, communications, automatic test equipment and other electronics-related industries.

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        Any forward looking statements in this news release involves risks and uncertainties. The company's actual results could differ materially from those anticipated in any such forward looking statements as a result of many factors, including those set forth in the company's quarterly report on Form 10-Q for the quarter ended March 31, 1997, and the Form 10-K for the year ended December 31, 1996, both available from the chief financial officer of the company at 9350 Trade Place, San Diego, California 92126. # # #